UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 6, 2014

COMMONWEALTH REIT

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 600, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 646-2800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

As previously disclosed, the removal of the Company’s prior Board of Trustees, without cause, on March 25, 2014, constituted an event of default under the Company’s term loan and revolving credit facility agreements (the “Loan Agreements”).  As a consequence, the lenders under these agreements became entitled to exercise certain remedies, including the right to accelerate their loans and to require that their loans bear interest at the post-default rate.  Also as previously disclosed, the Company entered into separate forbearance agreements (the “Forbearance Agreements”) effective as of April 11, 2014 regarding the Company’s revolving credit facility with Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions signatory thereto (together with the Administrative Agent, the “Credit Facility Lenders”) and the Company’s term loan with Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions signatory thereto (the “Term Loan Lenders” and, together with the Credit Facility Lenders, the “Lenders”).  Pursuant to the Forbearance Agreements, the Lenders generally agreed to forbear during a specified period (which period would have expired on June 13, 2014) from exercising certain of their rights and remedies under the Loan Agreements with respect to specified events of default arising from the removal, without cause, of the Company’s prior Board of Trustees.  Following the election of the Company’s new Board of Trustees on May 23, 2014, the Company requested that the Lenders provide waivers of these events of default.

Effective as of June 6, 2014, the Company obtained such waivers and amended its Loan Agreements pursuant to the Fifth Amendment to Credit Agreement and Waiver, among the Company and the Credit Facility Lenders, and the Fourth Amendment to Term Loan Agreement and Waiver, among the Company and the Term Loan Lenders.  Pursuant to these amendments and waivers, the Lenders waived the events of default arising from the removal, without cause, of the Company’s prior Board of Trustees, and each of the Loan Agreements were amended to:

•                  Remove as “Material Contracts” (i) the Business Management Agreement, dated as of June 8, 2009, as amended, by and between the Company and Reit Management & Research LLC (“RMR”), and (ii) the Amended and Restated Property Management Agreement, dated as of January 21, 2010, by and between the Company and RMR;

•                  Revise the change of control Event of Default (as defined in each of the Loan Agreements) so that failure of RMR to act as sole business and property manager no longer constitutes a change of control thereunder; and

•                  Revise the change of control Event of Default to increase from 25% to 35% the level of voting power with respect to the Company’s shares that constitutes a change of control if acquired by any person or group.

In addition, the Forbearance Agreements were deemed to be terminated upon effectiveness of these amendments and waivers, other than certain provisions thereof relating to the release of claims against, and confirming no waivers by, the Lenders.

The foregoing description of the Fifth Amendment to Credit Agreement and Waiver and the Fourth Amendment to Term Loan Agreement and Waiver is not complete and is subject to and qualified in its entirety by reference to the Fifth Amendment to Credit Agreement and Waiver, a copy of which is attached hereto as Exhibit 10.1 and is incorporated in this Item 1.01 by reference, and the Fourth Amendment to Term Loan Agreement and Waiver, a copy of which is attached hereto as Exhibit 10.2 and is incorporated in this Item 1.01 by reference.  The foregoing description of the Forbearance Agreements is not complete and is subject to and qualified in its entirety by reference to the Forbearance Agreements, copies of which are attached as Exhibits 10.1 and 10.2 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 14, 2014 and are incorporated in this Item 1.01 by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

The above description of the termination of the Forbearance Agreements under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)  Not applicable.

(b)  Not applicable.

(c)  Not applicable.

(d)  The following exhibits are filed as part of this report:

Exhibit Number	Description

10.1

Fifth Amendment to Credit Agreement and Waiver, dated as of June 6, 2014, among CommonWealth REIT, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions signatory thereto

10.2

Fourth Amendment to Term Loan Agreement and Waiver, dated as of June 6, 2014, among CommonWealth REIT, Wells Fargo Bank, National Association, as Administrative Agent, and each of the other financial institutions signatory thereto

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMONWEALTH REIT
By:	/s/ Orrin Shifrin
Name:	Orrin Shifrin
Title:	General Counsel and Secretary

Date: June 12, 2014